Exhibit 4.2

Plant Facility Service Agreement
[Translation]

This Agreement is made by and between Chimei Innolux Corporation (hereinafter “Party A”) and Himax Display, Inc. (hereinafter “Party B”) on April 22, 2010.  The parties agree to the following terms and conditions with respect to the use by Party B of a plant facility located in Tainan Science and Industrial Park and owned by Party A and the services to be provided by Party A to Party B.

Article 1	Location of the Premises

1.1
Party A agrees to provide a certain area of a plant facility located at 12 Nanke 8th Road, Tainan Science and Industrial Park, for Party B to research, develop, design, experiment, and establish a clean room for the production of Liquid Crystal on Silicon (L-COS).

1.2	The square measure provided by Party A to Party B is 2980 squaremeters.

Article 2	Administrative Management

2.1	Personnel of Party B shall obey and act in compliance with all the administrative, management and operational regulations and processing directives of the plant.

2.2	Party B shall pay a management fee of NT$708,000 (tax excluded) to Party A monthly, as prescribed in Appendix I.

2.3	Party B shall buy all necessary insurances, liability insurances, or arrange necessary risk management measures for the benefit of the properties located and personnel worked in the premises.

2.4
Party B represents and warrants that business operations and production activities engaged within the premises will not disturb Party A as a result of an argument and/or dispute between a third person and Party B or its personnel. In the event where Party A, its representative, or personnel suffers, Party B shall be liable for the damages. If the damage is substantial, Party A is entitled to terminate this Agreement immediately.

2.5	With respect to payments of management fee, the following, without limitation, shall be taken into account:

1.	cost of land used;

2.	cost of plant construction;

3.	cost of monthly water and electricity supply; and

4.	cost of special gas and high-pressure electricity.

2.6	The management fee mentioned above may be adjusted reasonably and fairly upon the agreement of the parties based on the actual usage and costs of the premises.

2.7	When Party B moves to another office, it shall compensate Party A for the expenses in connection with remaining interior design, physical facilities and damages.

Article 3	Clean Room

Area to be used by Party B: Party A agrees to provide an area prescribed in Appendix II for Party B.

Article 4	Supply and Management of Energy

4.1
Party A shall provide power and energy for Party B’s L-COS production. Party B shall collaborate with Party A, providing Party A necessary assistance (such as planning on water and power usage), so that Party A may provide Party B all the necessary power and utility.

4.2	Party B shall, depending on the actual volume of its usage, pay Party A every month a fee of energy supply and management. Computation of such fee is prescribed in Appendix III.

Article 5	Confidentiality

5.1
During the term of this Agreement, the parties shall treat thisAgreement, the information provided by the counter party, and/or any and all information of the counter party which may be known or accessed due to this Agreement confidential and shall not disclose to the third parties for any usage for the benefits of itself or others; the confidentiality obligation set herein shall survive even if this Agreement is expired or terminated.

5.2
The parties shall enter non-disclose agreement including the sameconfidentiality obligations as set forth above with their employees to ensure their employees shall not disclose the other party’s trade secrets. If there is any breach of the confidentiality obligations set herein, the breaching party shall indemnify the damages incurred to the other party.

Article 6	Work Safety

6.1
Hazard Prevention Center and emergency response: Party B shall share the costs of supporting the Hazard Prevent Center in accordance with the area of its lease, which is prescribed in Appendix IV. Party B shall establish an emergency response team, which shall collaborate with Party A in emergencies in accordance with the emergency response procedures of Party A.

6.2	Fire control examination: Party B shall conduct maintenance and repair of fire control facilities within the premises, and share the costs prescribed in Appendix IV.

6.3
Public safety and hygiene management: Party B shall be responsible for providing safety and hygiene within the premises in accordance with the applicable laws and regulations, conduct public safety examinations in collaboration with Party A, and share relevant costs in proportion to the area it used.

6.4	Management of Party B’s contractors: Party B and its contractors shall comply with the contractors’ management rules promulgated by Party A, as prescribed in Appendix V.

6.5	Waste disposal: Party B shall, in accordance with applicable laws and regulations, dispose wastes generated in the course of producing L-COS.

6.6	Party B shall not store any illicit or illegal goods at Party A’s plant.

6.7
Party B shall comply with the standard of applicable laws when releasing the waste gas and sewage; if Party B is seized by the governing authorities, environmental protection bureau, or Party A of any illegal emission which is attributable to Party B, Party B shall pay the fine to the authorities and Party A may issue a penalty statement to Party B and claim the penalty in accordance with item 9.4 of Contract Safety and Sanitation Penalty Clauses attached hereto; the penalty amount shall be then upon further agreement by the parties.

6.8
If Party B breaches Section 6.7 set above, Party A may increase the waste gas or sewage process fee based on the breach and the price shall be then upon further agreement by the parties; however, if Party B repeatedly fails to meet applicable environmental protection regulation standard, and does not improve upon Party A’s notice, Party A may have Party B cease emission, and Party B shall handle the waste gas and sewage incurred thereof properly in compliance with applicable environmental protection regulations.

Article 7	Changes of Fees

7.1	In the event where Party B increases its staff or expands its area usage, it shall pay Party A additional fees regarding the area, water and power utilities and other fees.

7.2
In the event where extra fees are incurred due to Party B’s requirement regarding equipment (such as telephones) or its maintenance, such amounts shall become payable in the first month of the following year.

Article 8	Payments

Party A shall provide the figure due and issue invoices to Party B within three business days after the 30th day of every month (or similar time). Party B shall, within 30 business days after receipt of Party A’s provision of figure notification and invoices, remit the amount payable to a designated bank account of Party A; such remittance shall be done no later than the 15th day of every month.

Article 9	Maintenance

9.1
With respect to the usage and entry of the premises specified in this Agreement, Party B shall exercise due care as a faithful manager to safekeep, maintain, and repair relevant facilities, and shall comply with the management rules promulgated by Party A. With respect to facilities out of Party B’s reach (such as air conditioning and fire control system), Party B may engage Party A to provide assistance.

9.2	Party B shall not alter or add structures and exterior of the premises and the internal office facilities without Party A’ consent.

Article 10	Representations and Warranties

10.1	The parties represent and warrant that this Agreement is executed by their duly authorized representatives.

10.2	The parties represent and warrant that execution of this Agreement will not breach another contract, agreement, or obligation in any form having been made by either party with a third party.

Article 11	Breach and Remedies

If there is any breach of this Agreement by Party B, Party B shall not only cease such breach immediately, but also indemnify the damages incurred to Party A (including but not limited to the attorney’s fee). Party B agrees that Party A may file petition of temporary distrait, temporary action, or other seizure procedure to protect its benefits or terminate this Agreement thereof if Party B’s breach of this Agreement causes any damages to Party A.

Article 12	Term and Termination

12.1	This Agreement shall become effective on January 1, 2010 and expire on December 31, 2010.

12.2	The term of this Agreement shall automatically extend by a period of one year unless with a written notice to terminate this Agreement within 60 days prior to its expiration.

12.3	This Agreement may be terminated if either party commits a breach or is financially exhausted, provided that the other party shall give such party a 60-days’ prior written notice.

12.4	This Agreement may be terminated at any time upon the written consent of both parties.

12.5	This Agreement shall terminate immediately in the event of liquidation, reorganization, or bankruptcy of either party.

12.6	The detailed items of maintenances and maintenance fee may be amended annually upon the consent of both parties.

Article 13	Restoration

Upon the expiration or termination of this Agreement, Party B shall restore the premises at its own expense to its original condition. Fixtures and other property remaining on the premises shall be disposed of by Party A at Party B’s cost and expense.

Article 14	Amendment and Assignment

14.1	Amendment of this Agreement shall be done by duly authorized representatives of the parties.

14.2
Without prior written consent of the parties, this Agreement may not be assigned to any third person; provided, however, that in the event that Party B desires to terminate this Agreement as a result of a change in its business or an internal restructure, Party B shall notify Party A of such event immediately in writing. In the event of termination by the foregoing, Party B shall cause the new business affiliate to enter into an agreement with the same terms and conditions of this Agreement.  Until the new business affiliate enters into the aforementioned agreement with Party A, the termination of this Agreement pursuant to this Article 13.2 shall not be effective.

14.3	Party B shall not permit any third person to use the premises without consent of Party A.

Article 15	Governing Law and Jurisdiction

The Parties agree that any and all disputes arising out of this Agreement shall be brought to Tainan District Court, Taiwan, as the governing court. The governing law shall be the laws of the Republic of China.

Article 16	Partial invalidation

16.1	The non-affected part shall continue valid and effective when any clause of this Agreement is determined invalid.

16.2	Any addition, deletion and amendments to this Agreement shall be done in writing by the parties.

16.3
The heading of each article and item in this Agreement is for the parties’ conveniences of references and reading and shall not be used to explain, restrict, or affect the meaning that each article and item shall refer.

Article 17	Integration

17.1
The content of this Agreement and the appendices attached hereto evidence the complete agreement between the parties. The parties shall not be restricted by any mutual agreement or commitment made prior to this Agreement, if it is not stated in this Agreement or the appendices attached hereto.

17.2	This Agreement and the appendices attached hereto are in the same effectiveness; however, if there is any conflict, this Agreement shall prevail.

Article 18	Assignment and Transfer

Unless with Party A’s written consent, Party B shall not assign and transfer its rights and obligations under this Agreement, in whole or in part, to third parties.

Article 19	Copies of Agreement

This Agreement is executed in two copies, with Party A keeping one copy and Party B keeping the other for records.

Entered into by

/Seals/ Chimei Innolux Corporation Representative: Liao Jin-xiang Unified Code: 16130303 Address: 3 Section 1 Huan Xi Rd., Tainan Science and Industrial Park, Tainan County Telephone: 06-505-1888	/Seals/ Himax Display Inc. Representative: Wu Bing-sheng Unified Code: 13111296 Address: 12 Nanke 8th Rd., Tainan Science and Industrial Park, Tainan County Telephone: 06-505-6888

Dated this 22nd day of April, 2010

Appendix I - Management Fee for Himax Display Inc.

Category	Item	CHI MEI PLANT								Remarks
		Cost	Depreciation	Unit Price (Depreciated)	Amount	Unit	Cost	Maintenance Cost	Total Cost
Location	Office Area 55%			151	410	n2	61,910		61,910	$500 per ping
	Office Area Public Amenities 45%			151	335	n2	50,585		50,585
	Clean Room 55%			151	1,047	n2	158,097		158,097
	Clean Room Public Amenities 45%			151	857	n2	129,407		129,407
	Outdoor Dock and Sewage Tank 55%			20	182	n2	3,636		3,636
	Outdoor Dock and Sewage Tank 45%			20	149	n2	2,975		2,975
	Sub-total				2,980	n2			406,610

Interior Decoration	Office Desk/ Chair/ Partition	-	6	-	1	Set	0	0	0	Already paid
	Major Interior Decoration	1,300,178	26	4,167	1	Month	4,167	0	0	Total 59 month (January 2010 – November 2014): 1,300,178 – 4,167*59 = 1,054,325
	Light Partition	1,950,000	26	6,250	1	Month	6,250	0	6,250
	Ceiling	620,000	26	1,987	1	Month	1,987	0	1,987
	Seamless Flooring	400,000	26	1,282	1	Month	1,282	0	1,282
	Conference room Whiteboard/ Notice Board	-	6	-	0	Item	0	0	0	Already paid
	Shoe Cabinet	-	6	-	0	Item	0	0	0	Already paid
Facility	Network Equipment	-	4	-	1	Month	0	0	0
	Telephone System	-	6	-	1	Month	0	0	0
	Air Conditioning	2,305,148	Equipment cost maintenance fee (effective from January, 2010)	21,344	1	Month	21,344	46,103	67,447
	Electrical Equipment	853,400		7,902	1	Month	7,902	17,068	24,970
	Firefighting Equipment	500,000		4,630	1	Month	4,630	10,000	14,630
	Kitchen Equipment	433,609		6,022	1	Month	6,022	8,672	14,694	NT.15,740,000 per 1815 uses * 50 people
	ID Card System	234,250		3,253	1	Month	3,253	4,685	7,938	NT.9,370,000 per 200 sets * 5 sets
	Surveillance System	409,655		5,690	1	Month	5,690	8,193	13,883	NT.19,800,000 per 145 sets * 3 sets
	Projector Screen	-	6	-	1	Month	0	0	0	Already paid
	Sub-total	9,006,240					62,527	94,721	153,081

Electricity & Water	Water Cost		27	65	Person	1,755	0	1,755	Excludes clean room
	Lighting/Operational Equipment Electricity Cost		148.3	410	m2	60,803	0	60,803	Excludes clean room
	Air Conditioning Electricity Cost		108.8	410	m2	44,608	0	44,608	Excludes clean room
Fees	MIS Service Fee			1	Month	0	0	0
	Office Cleaning		25,000	0.0	Man hour	0	0	0
	Public Area Cleaning		112	65	Person	7,280	0	7,280
	Green Belt Plants		41	65	Person	2,665	0	2,665
	Lobby Reception		19	0	Person	0	0	0
	Administration Service Fee		35,000	0	Person	0	0	0
	Garbage Cleaning and Disposal	40Kg/person * 2.65	106	65	Person	6,890	0	6,890	NT.2,605/ton
	Security		315	65	Person	20,475	0	20,475
	Medical		50	65	Person	3,250	0	3,250
	Washroom Supplies (e.g. toilet paper)		17	65	Person	1,105	0	1,105
	Parking Space (13 basic parking spots)						0	0	For each space over 13, additional charge of NT.2300 per month
	Fire Inspection						0	0
	Sub-total							148,831
Total	Rent (excludes tax)							708,552

Appendix II - Engineering schematic

[omitted]

Appendix III

C.M.O. LCM Plant Himax Display Opto-Electronics Project Compressed Dry Air (CDA) Cost Calculation Table
Fixed Cost	(1) Investment Cost
	Name	Total Investment Amount	Monthly Cost (amortized over 5 years)	Remarks
	Screw Air Compressor	NT.13345716	NT.185358
	Air Dryer	NT.8555144	NT.118822
	Pipeline	NT.39484094	NT.548390
	Sub-Total	NT.61384954	NT.852570 per month
(2) Land and Infrastructure Investment Cost
	Amortized Monthly Total (852570)/0.7*0.3		NT.365387 per month
(3) Equipment, Land and one-time Power Supply Work Total Investment Cost Monthly Interest
	((1) + (2)) * 0.5% (annual interest rate 6%)		NT.6090 per month
Sub-Total: (1) + (2) +(3) = 852570 + 365387 +6090 = NT.1224047 per month
Fixed Cost: 1224047/8752 CMH = NT.140/CMH–month) = NT.0.194 CMH-HR) Note: 8752 CMH: (2188 CMH/SET * 4 SETS = 8752 CMH)

Operating Cost	(1) Electricity Cost
	Equipment Name	Monthly Power Consumption per Set	Number of Sets	Total Monthly Power Consumption	Total Monthly Electricity Cost
	Screw Air Compressor	246KWH*24*30	4	4*246*24*30	NT.1204416
	Air Dryer	51KWH*24*30	3	3*51*24*30	NT.187272
	Sub-total: NT.160/month-CMH
	(2) Maintenance Cost
	Equipment Name	Monthly Cost per Set	Number of Sets	Total Monthly Cost	Remarks
	Screw Air Compressor	2043	4	8172
	Air Dryer	19165	3	57495
Sub-total:     NT.7.5/month-CMH
Notes
1.The screw air compressor costs NT.2043/month for replacement of air filter, oil filter and lubricant.
2.The air dryer costs NT.19165/month for replacement of front filter, rear filter, final filter and activated carbon filter.

	Sub-total: (1) + (2) = NT.167,5/month-CMH
	Operating Cost: NT.167.5/month-CMH/30/24=NT.0.23 CMH-HR
Total Cost	Fixed Cost + Operating Cost = NT.0.194 CMH-HR + NT.0.23 CMH-HR
Remarks: The total capacity of the four screw air compressors: 8752CMH (Each compressor rated at 2188CMH)

C.M.O. LCM Plant Himax Display Opto-Electronics Project DCC System Cost Calculation Table
Fixed Cost	(1) Investment Cost
	Equipment Name	Total Investment Amount	Monthly Cost (amortized over 5 years)	Remarks
	Pump (includes engineering)	NT.19000000	NT.263889
	Pipeline work	NT.39000000	NT.541667
	Sub-total	NT.58000000	NT.805556 per month
(2) Land and Infrastructure Investment Cost
	Amortized Monthly Total (805556)/0.7*0.3		NT.345238 per month
(3) Equipment, Land and one-time Power Supply Work Total Investment Cost Monthly Interest
	((1) + (2)) * 0.5%		NT.5753/month
Sub-total: (1) + (2) + (3) = 805556 + 345238 + 5753 = NT.1156547 per month
Fixed Cost: 1156547/2410RT = NT.479/RT-month Note: 2410RT: (heat exchanger 2430000Kcal/HR*3 SETS = 7290000Kcal/HR/3024 = 2410RT)

Operating Cost	(1) Electricity Cost
	Equipment Name	Monthly Power Consumption per Set	Number of Sets	Total Monthly Power Consumption	Total Monthly Electricity Cost
	DCC refrigerated water pump	75kwh*24*30	3	75kwh*24*30*3	NT.91800
	Sub-total: NT.91800 per month
	(2) Maintenance Cost
	Equipment Name	Monthly Cost per Set	Number of Sets	Total Monthly Cost	Remarks
	DCC refrigerated water pump	1666	3	4998
	Sub-total: NT.4998 per month Note: Pump maintenance (bearing lubrication, axel maintenance and calibration) is approximately NT.1666 per month.
	Sub-total: (1) + (2) = 91800 + 4998 = 96798 per month
	Operating Cost: 96798/2415RT/30/24 = NT.0.056/RT-HR
Total Cost	Fixed Cost + Operating Cost = NT.479/RT-month + NT.0.056/RT-HR

C.M.O. LCM Plant Himax Display Opto-Electronics Project Nitrogen Gas Cost Calculation Table
Fixed Cost	(1) Investment Cost
	Equipment Name	Total Investment Amount	Monthly Cost (amortized over 5 years)	Remarks
	Pipeline	NT.3000000	NT.41667

	Sub-total	NT.3000000	NT.41667 per month
(2) Land and Infrastructure Investment Cost
	Amortized Monthly Total (41667)/0.7*0.3		NT.17857 per month
(3) Equipment, Land and one-time Power Supply Work Total Investment Cost Monthly Interest
	((1) + (2)) * 0.5% (Annual interest at 6%)		NT.298 per month
Sub-total: (1) + (2) + (3) = 41667+ 17857 + 298 = NT.59822 per month
Fixed Cost: NT.59822 per month
Operating Cost	1KG LN2 = 0.8M3GN2 Expended Cost = (Actual cumulative nitrogen gas usage / 0.8) * NT.3.1/KG-LN2
Operating Cost: (Actual cumulative nitrogen gas usage / 0.8) * NT.3.1/KG-LN2
Total Cost	Fixed Cost + Operating Cost = NT.59822/month + (actual cumulative nitrogen gas usage/0.8)*NT.3.1/KG-LN2
Remarks:

C.M.O. LCM Plant Himax Display Opto-Electronics Project Refrigerated Water System Cost Calculation Table
Fixed Cost	(1) Investment Cost
	Equipment Name	Total Investment Amount	Monthly Cost (amortized over 5 years)	Remarks
	Refrigeration unit including engineering	NT.64254860	NT.892429
	Pump including engineering	NT.24270000	NT.337083
	Water Cooling Tower including engineering	NT.28607105	NT.397321
	Pipeline work	NT.67500000	NT.937500
	Sub-total	NT.184631965	NT.2564333 per month
(2) Land and Infrastructure Investment Cost
	Amortized Monthly Total (2564333)/0.7*0.3		NT.1099000 per month
(3) Equipment, Land and one-time Power Supply Work Total Investment Cost Monthly Interest
	((1) + (2)) * 0.5%		NT. 18317 per month
Sub-total: (1) + (2) + (3) = 2564333 + 1099000 +18317 = NT.3681650/RT-HR
Fixed Cost: 3681650/8880RT = NT.434.8/RT-month = NT. 0.604 RT-HR Note: 8880RT: (Heat recovery 460RT * 3 SETS + 1250RT * 6 SETS =8880RT)

Operating Cost	(1) Electricity Cost
	Equipment Name	Monthly Power Consumption per Set	Number of Sets	Total Monthly Power Consumption	Total Monthly Electricity Cost
	1250RT refrigeration unit	812KWH*24*30	6	812KWH*24*30*6	NT.3507840
	460RT refrigeration unit	360KWH*24*30	3	360KWH*24*30*3	NT.777600
	Secondary refrigerated water pump	150KWH*24*30	4	150KWH*24*30*4	NT.432000
	Cooling water pump	75KWH*24*30	6	75KWH*24*30*6	NT.324000
	Cooling water pump	5 KWH*24*30	3	6 KWH*24*30*3	NT.120960
	Refrigerated water pump	30KWH*24*30	6	30KWH*24*30*6	NT.129600
	Refrigerated water pump	23KWH*24*30	3	23KWH*24*30*3	NT.49680
	Water cooling tower fan	45KWH*24*30	6	45KWH*24*30*6	NT.194400
	Sub-total: NT.5536080 per month
	(2) Maintenance Cost
	Equipment Name	Monthly Cost per Set	Number of Sets	Total Monthly Cost	Remarks
	1250RT refrigeration unit	12500	6	7500
	460RT refrigeration unit	1250	3	37500
	Secondary refrigerated water pump	1666	4	6664
	Cooling water pump	1666	6	9996
	Cooling water pump	1666	3	4998
	Refrigerated water pump	1666	6	9996
	Refrigerated water pump	1666	3	4998
	Water cooling tower fan	5000	6	30000
	Sub-total: NT.179152 per month
Sub-total: (1) + (2) = 5536080 + 179152 = NT.5715232 per month.
Note:

1.     Maintenance for main refrigeration water unit (cleaning condenser, replace oil filter, clean distillation unit, replace refrigeration oil) costs approximately NT.150000 a year, or an average of NT.12500 per unit each month.

2.     Maintenance for the water cooling tower (cleaning basin, maintenance of speed reduction gear, replacement of speed reduction gear oil( costs approximately NT.60000 a year, or an average of NT.5000 per unit each month

3.     Maintenance for pumps (bearing lubrication, maintenance of axels and calibration) costs approximately NT.20000 a year, or NT.1666 per unit each month.

	Operating Cost: 5715232/8880RT/30/24 = NT.0.893/RT-HR
Total Cost	Fixed Cost + Operating Cost = NT.0.604/RT-HR + NT.0.893/RT-HR = NT.1.497/RT-HR

C.M.O.
LCM Plant Electricity System Cost Calculation

(1) A total of 26 high and low voltage distributors are related to Himax Display

1.	Share in for one-fifth of the burden for the following distributors

3002-ESG-001~ 3002-ESG-005
3002-ESG-T01
3002-GT-001 ~ 005
3002-GR-001 ~ 3002-GR-005

Total: NT.3433800
One fifth is therefore NT.686760

2.	Share in one half of the burden for the following distributors

2002-SB-250
2002-SB-T50
2002-SB-150
2002-SB-242F
2002-SB-131H”
2002-ESB-T81
2002-ESB-191D”
2002-ESB-291d”
2002-ESB-281D
2002-ESB-T91”

Total: NT.3898099
One half is therefore NT.1949050

3.	Emergency Power Supply

Total construction cost is NT.50 million, with Himax Display Opto-Electronics’s share being:

50000000/5*0.4 = NT.4000000

(2)   From the above, if amortized over five years by LI-CHING Opto-Electronics, the fixed cost are:

4000000/6/12 = 55556
+
7457398.5/6/12 = 36609

NT. 92165

(3)   The above are the fixed costs, while the variable cost is calculated using the following equation:

LI-CHING Opto-Electronics’ monthly power consumption
* Taipower’s listed hourly rate
* 1.2

C.M.O. LCM Plant Himax Display Opto-Electronics Project Hot Water System Cost Calculation Table
Fixed Cost	(1) Investment Cost
	Equipment Name	Total Investment Amount	Monthly Cost (amortized over 5 years)	Remarks
	Heater (1000KW, 217RT)	NT.2593800	NT.36025
	Heater Pump	NT.105090	NT.1460
	Primary Hot Water Pump	NT.229163	NT.3182
	Secondary Hot Water Pump	NT.394755	NT.5483
	Pipeline	NT.3312709	NT.46009
	Sub-total	NT.6635517	NT.92159 per month
(2) Land and Infrastructure Investment Cost
	Amortized Monthly Total (92159)/0.7*0.3		NT.39497 per month
(3) Equipment, Land and one-time Power Supply Work Total Investment Cost Monthly Interest
	((1) + (2)) * 0.5% (Annual interest at 6%)		NT.658 per month
Sub-total: (1) + (2) + (3) = 92159 + 39497 +658 = NT.132314 per month
Fixed Cost: 132314/434RT = NT.305/RT-month = NT.0.424/RT-HR
Note:
434RT: (one heater hot water RT index
= (290 gallon * 3.785 liter) * 10 temperature difference * 1 specific heat capacity * 60 minute / 3025 Calorie-hour = 217RT) * 2 SETS
= 434RT

Operating Cost	(1) Electricity Cost
	Equipment Name	Monthly Power Consumption per Set	Number of Sets	Total Monthly Power Consumption	Total Monthly Electricity Cost
	Heater	1000KW*0.8*24*30	2	2*1000KW *0.8*24*30	NT.1958400
	Heater Pump	2.2KW*0.8*24*30	2	2*2.2KW *0.8*24*30	NT.18957
	Primary Hot Water Pump	5.5KW*0.8*24*30	3	3*5.5KW*0.8 *24*30	NT.16157
	Secondary Hot Water Pump	22KW*0.8*24*30	3	3*22KW *0.8*24*30	NT.6463
	Sub-total: NT.1999977 per month
	(2) Maintenance Cost
	Equipment Name	Monthly Cost per Set	Number of Sets	Total Monthly Cost	Remarks
	Heater	1000	2	2000
	Heater Pump	1666	2	3332
	Primary Hot Water Pump	1666	3	3332
	Secondary Hot Water Pump	1666	3	3332
Sub-total:  NT.11996 per month
Note:
Maintenance for pumps (bearing lubrication, maintenance of axels and calibration) is approximately NT.1666 per set each month.
Maintenance for heater and cleaning of electric heater is approximately NT.12000 a year, or around NT.1000 per set each month.

	4. Sub-total: (1) + (2) = 1999977 + 11996 = NT. 2011973 per month
	Operating Cost: 2011973/434RT/30/24 = NT6.4RT-HR
Total Cost	Fixed Cost + Operating Cost = NT.0.424/RT-HR + NT6.4/RT-HR
Remarks	The total for two heaters: 434RT (217RT per set)

Himax Display Opto-Eletronics Hyperpure Water Charges

	Year 2003				Year 2004
Month	September	October	November	December	January	February
Hyperpure Water Usage (M3)	100
Monthly Sewage Charge	0
Cumulative Flow Rate at Start of Month	100
Cumulative Flow Rate at End of Month	200
Hyperpure Water Charge =	Monthly Volume (M3) * unit price	Unit price	Monthly Sewage Charge * 1.3	Monthly Sewage Charge
	100	40	1.3	5200

C.M.O. LCM Plant Himax Display Opto-Electronics Project Sewage Treatment Charges Calculation Table
Fixed Cost	(1) Investment Cost
	Equipment Name	Total Investment Amount	Monthly Cost (amortized over 5 years)	Remarks
	Flow meter	NT.50000	NT.695

	Sub-total	NT.50000	NT.695 per month
(2) Land and Infrastructure Investment Cost
	Amortized Monthly Total NT.695/0.7*0.3 = 298		NT.298 per month
(3) Equipment, Land and one-time Power Supply Work Total Investment Cost Monthly Interest
	((1) + (2)) * 0.5% (Annual interest at 6%)		NT.5 per month
Sub-total: (1) + (2) + (3) = 695 + 298 +5 = NT.998 per month
Fixed Cost: NT.850 per month
Operating Cost	(1) Electricity Cost
	Equipment Name	Monthly Power Consumption per Set	Number of Sets	Total Monthly Power Consumption	Total Monthly Electricity Cost
	Sewage Pump	7.5KWH*24*30	2	10800kw.hr	NT.19440

	Sub-total: NT.19440 per month
	(2) Sewage Treatment Cost
	Equipment Name	Monthly Cost per Set	Number of Sets	Total Monthly Cost	Remarks
	Sewage 1 ton	NT.18/month	1		Calculated by volume

	Operating Cost: NT.19440 per month
Total Cost	Fixed Cost + Operating Cost + Pipeline Charge = NT.998/month + NT.19440/month = 20438 + Pipeline Charge * 1.3 Pipeline Charge is calculated using actual sewage volume.
Remarks:

Appendix IV

I. Himax Display Opto-Electronics Fire and Maintenance Fees

Total Annual Cost	Floor Square Measure M2	Price/M2/Year	Rental M2	Rental Cost/Year	Interest 5%/Year	Monthly Cost	Average Cost/M2/Month	Average Unit Cost/Ping/Month
1,512,000	206,569	7.32	2,980	21,812	1,091	1,909	0.6	2.1
Remark I: Square measure of building A is the references for calculating unit cost.
Remark II: The main purpose of this cost is for fire control examination and maintenance.

II. Emergency Services Center

Full-time-indirect personnel labor cost NT495/hr
Basic working hours 8.5hrs/day, 20days/month, 12 months/year, 2040hrs/year (240days/year)
Precaution labor cost per month 495*24*365/12=4336200/12=361350

Total Annual Cost	Floor Square MeasureM2	RentalM2	Unit Cost/M2/Month	Unit Cost/Ping/Month
361,350	206,569	2,980	1.7	6

Appendix V

CHI MEI ELECTRONICS CORP.

Contractor Safety and Sanitation Penalty Clauses

Category	Item	Violation	Disposal	Penalty Amount (NT)
Work Permit	1-1	Did not return daily work permit on time (including emergency maintenance sheet, special operation checklist).	Review and Improvement	1,000 each
	1-2	Work permit or Inter Link by-pass application not displayed at work site (ready for examination in case of display difficulty).	Improvement and then return to work	1,000 each
	1-3	Use of equipment not verified for use by this company. (Such as arc welders); or alteration after verification without re-verification	No use of such equipment	5,000 each
1-4
Did not apply for work permit or a permit for special operations. (such as elevation, sealed space , use of naked flame, combination and allocation of construction frame, electricity transmission, disassembly/ dig of dangerous pipe, suspension, Inter Lock by-pass, open line operation…and etc.)
			Suspension of work	5,000 each
	1-5	Use of dangerous equipment regulated by applicable laws not performed by qualified certificate (including personnel involved in work)	Suspension of work	above10,000
1-6
Did not attend the work safty meeting held by the outsourcing contractor; or did not notify the personnel or subcontractors involved in work with the resolutions and meeting minutes made by such meeting.
			Suspension of work	above10,000
1-7
Contractor did not hold workbox meeting prior to that day (or tomorrow’s) operations; did not hold a co-operation meeting to appoint a co-operation supervisor; did not pan and implement the auto check and keep records for examination.
			Improvement and then return to work	3,000 each

Plant Maintenance and Security	2-1	Photographed or videotaped without permission (traditional camera-->confiscate film; digital camera-->delete memory).	Expel from the fab	3,000 each
	2-2	Unauthorized removal or use of items such as the company’s electrical equipment and warning signs etc.	Improvement and then return to work	3,000 each
	2-3	If causing equipment damages, the contractor is responsible for immediately arranging for its repair. (including other contractors’ equipment)	Immediate repair	3,000 each
	2-4	Personnel’s negligence that may result in the company’s asset or personnel damages and losses (Indemnification shall be made subject to the real price of damages and losses which may occur.)	Review meeting	3,000 each
	2-5	Unauthorized use of electrical (must use authorized electrical distribution board), water or gas sources.	Improvement and then return to work	10,000 each
	2-6	Operation without appropriate isolation or protection measures that activates the alarm system	Suspension of work	above 10,000
	2-7	No appropriate protection measures taken against events with potential risks.	Suspension of work	above 10,000
Command and Control Operations	3-1	Personnel involved in work did not dress appropriately, wear badge on obvious place, or comply with the working rules to rest or dine in the rest area.	Improvement and then return to work	500 each
	3-2	Did not wear safety hamlet when riding motorcycle on site (wearing working hamlet would be deemed as no wearing of safety hamlet.)	Expel from the fab	500 each
3-3
Personnel Management:
Personnel operated without working permit or wearing identification badge (such as working on site wearing a guest badge), or carried or drank alcoholic beverages. (such as Whisbih type drinks), betel nuts and other contraband goods.
			Review and improvement	3,000 each
3-4
Vehicle Management:
Vehicle did not have identification badge, did not parked as directed, or blocked traffic;
drove a vehicle at a speed which caused risks of danger (exceeding the speed limit of each site; if there was no specific speed limit, the speed limit should be 20Km/hr).
			Expel such personnel and vehicle from the fab	3,000 each
	3-5	Contractor’s site supervisor and safety/sanitation personnel did not attend safety and sanitation related meeting held by this company without causes.	Review meeting	3,000 each
	3-6	No personnel on site to command and coordinate when discharging of cargo.	Improvement and then return to work	3,000 each
	3-7	Safety/Sanitation supervision personnel not appointed at site or such personnel did not wear identification vest/armband.	Improvement and then return to work	3,000 each
	3-8	Personnel involved in work did not complete the safety and sanitation training course before starting work inside plant.	Expel from the fab	5,000 each
3-9
Special operations with less than two personnel in co-operation (such as elevation, sealed space , use of naked flame, combination and allocation of construction frame, electricity transmission, disassembly/ dig of dangerous pipe, suspension, Inter Lock by-pass, open line operation…and etc.)
			Improvement and then return to work	5,000 each
	3-10	Using other personnel’s identification badge to enter the site; personnel or vehicle entering or leaving the plant without the permission of the security staff.	Expel from the fab	10,000 each
3-11
Special operations, no commander/ supervisor or relevant operation manager appointed on site (such as elevation, sealed space , use of naked flame, combination and allocation of construction frame,…and etc.)
			Suspension of work	10,000 each
	3-12	Did not comply with relevant signed recycling field regulations (such as covering protection mask when carrying and delivery flakily waste, leaving fab records, …and etc.)	Review meeting	5,000 each

Work Safety	4-1
Personnel did not wear or use safety equipment properly (e.g. helmet, harness, mask etc.) or used inadequate safety equipment;  personnel crossed or entered the restricted area not for operation purposes or otherwise without permission.
			Improvement and then return to work	3,000 each
	4-2	Improper lighting that may cause risks of danger during operation.	Improvement and then return to work	3,000 each
	4-3	Did not retrieve the blind flange after operations on it, or did not put alarm device (triangular pyramid connecting rod warning tape fence) if not retrievable	Improvement and then return to work	5,000 each
	4-4	Did not apply to remove safety equipment, or did not restore safety equipment immediately.	Improvement and then return to work	5,000 each
	4-5	Open surface: no appropriate safety measure in digging operations; no warning signs; no sufficient safety protection to open surface.	Improvement and then return to work	5,000 each
4-6
Hazardous work sites that should regulate the movement of personnel not involved in the work (suspension, arc welding, cutting etc.) not displaying warning signs and area not properly closed off. (e.g. warning tape)
			Improvement and then return to work	5,000 each
4-7
Elevated Operations:
Used movable stairs without co-operation; stood on the top of movable stairs to conduct construction; moved the construction frame(stairs) with personnel on it; did not use safety harness or vertical safety lines, vertical safety materials made from steel rope, nylon rope, synthetic fiber, or such materials permitted by applicable regulations; did not install safety nets, edge guard ropes or other similar safety facilities; used non-approved personnel transportation equipment; or did not take other safety measures required by applicable regulations.
			Improvement and then return to work	5,000 each
4-8
Construction shelf:
Construction shelf without protection fence or armrests, or footrest overlaps without full coverage, scabbard, wall draw bar, cross link shaft or slanting support; construction with non-safety ladders (including dangerous slope); operation without constructing or fixing the safety shelf; no crosspiece at the end; did not completely fix the construction shelf brake; did not construct or use external extension shelf; or did not take other safety measures required by applicable regulations.
			Forbidden use of such equipment	5,000 each
4-9
Crane Operations:
Crane or reel not fitted with safety latch; did not install/use reel over-speed device; wire rope broken, deformed or rope end not properly treated; iron holding rope (belt) with broken strand, erosion damages or other safety concerns; improper transportation of personnel; did not use appropriate framework to secure steel cylinders in place when hoisting them; hoisting materials without using appropriate framework to secure them in place with the potential of falling; did not take other safety measures required by applicable regulations; or equipments with safety latch which was out of order or fell off.
			Forbidden use of such crane Improvement and then return to work	5,000 each
	4-10	Safety and Sanitation personnel appointed by the vendor did not supervise to implement each self examination and safety protections measures. .	Review	5,000 each
4-11
When conducting construction in limited, thin oxygen, closed space, did not take relevant safety protection measures as required by applicable regulations (such as, danger evaluation before construction, concentration of oxygen, danger materials, hazardous materials determination, ventilation implementation, …etc.)
			Suspension of work	10,000 each
4-12
High altitude work cart and power lifter:
Must mark on safety belt when conducting ascending and descending framework; climbed the protection fence; did not descend to the lowest site before any movement; did not turn on arrester or supporting shelf before ascending; or improper usage causing safety concern.
			Improvement or forbidden use	3,000 each

Fire Prevention	5-1	Chemicals brought into the fab were not approved by relevant regulations or no mark of danger was attached to the obvious part of such containers.	Bring out of the fab immediately	1,000 each
	5-2	1. Oxygen, acetylene and other steel cylinders not secured vertically or appropriately labeled. 2. Gas cylinders in use not placed on trolley. 3. Gas pipe lying across road.	Immediate improvement	1,500 each
	5-3	Unauthorized use or damage of firefighting equipment in the absence of an emergency. (Such as using fire hose to hoist equipment, get water or displacement of firefighting equipment)	Immediate reinstatement and indemnity	3,000 each
	5-4	No smoking in non-smoking areas.	Notice the supervisor and control	3,000 each
	5-5	Insufficient protective measures in flammable and combustible liquid work area	Return to work after improvement	3,000 each
5-6
1. During open flame operations at least two fire extinguishers must be supplied by contractor within a five meter radius. (each at least 10 pounds, with CO2 extinguishers to be used in clean room)
2. Fire extinguisher pressure indicator should be normal, and still within the expiry date.
			Return to work after	3,000 each
	5-7	1. Electric arc welder casing not grounded. 2. Electric arc welder not fitted with an automatic electric shock prevention device; or 3. Other safety measures required by applicable regulations	Improvement or forbidden use	5,000 each
5-8
Oxygen, acetylene and other steel cylinders were not secured with pressure adjustment, pressure meter, anti-temper devices, or such devices were out of order, balata tube was broken, or joint was not constricted with special band or clip.
			Improvement or forbidden use	5,000 each
5-9
1. Failed to remove all flammable materials in work area or cover them fully with a fire blanket.
2. Safety/Sanitation supervision personnel not present during use of open flame.
3. Cutting and welding tools in poor condition, with inadequate protective measures.
			Improvement and return to work	5,000 each
Safe Electricity Use	6-1
1. Electrical wiring placed on wet surface.
2. Use of electrical wiring with broken sheath or poor insulation.
3. Naked wires plugged into power socket.
4. Did not correctly install fuse or circuit breaker.
5. Did not elevate crossover wires
6. Violation of the facility power usage, socket (including extension wires) usage or other power usage rules of the company.
			Improvement or forbidden use	3,000 each
	6-2	Electrical wiring not properly secured or placed in such a manner as to adversely affect personnel or operation safety.	Improvement and return to work	3,000 each
	6-3	Generator: No sunshade device to cover outdoor fuel cans, no fire distinguisher, or no grounding device.	Improvement or forbidden use	3,000 each
6-4
Electricity divider tray did not use electric leakage broken circuit switch; no grounding device; power cord did not use wiring terminal; electric wire did no pierce through the box bottom to connect electricity; or electricity tray did not lock up.
			Improvement or forbidden use	3,000 each

Environment Protection	7-1
1. Free blowing dust (did not spray water or take other effective dust suppression measures)
2. Build up of waste.
3. Other situations which cause environmental pollution.
4. Work site not cleaned up after completion of work.
			Review Meeting	3,000 each
7-2
Tools and materials
1. Not placed in the designated storage area
2. Did not apply for temporary storage
3. Physically exceeded the designated storage area or exceeded the allowed time.
4. Stored in a disorganized manner.
5. Interfered with passage way or fire prevention facilities.
			Improvement and return to work	3,000 each
	7-3	Did not follow the park management office’s directives for contractors’ and their staff.	Punishment upon the situation	5,000 each
Regulatory Issues	8-1	Did not report occupational injury that occurred at work site (cumulative punishment upon situation).	Suspension of work	5,000 each
	8-2	Hiring illegal labors; hiring female labors, child labors to conduct dangerous operation.	Suspension of work	10,000 each
	8-3	Penalized by the examination authorities or environmental protection agency for labor safety and sanitation laws or environmental protection law violation.	Suspension of work	10,000 each
	8-4	Fake or copy the company’s relevant execution or application documents (civil indemnity and criminal litigation would be claimed additionally).	Punishment upon situation	20,000 each
	8-5	Other violations of relevant labors safety and sanitation regulations.	Punishment upon situation	5,000 each
Audit of Rectification	9-1	After being notified of a minor flaw to rectify, but later found to not have resolved the issue on time.	Review meeting	3,000 each
	9-2	After being issued a financial penalty, did not pay the penalty or submit an appeal within 20 days.	Review and improvement	Withhold payment
	9-3	Obstruct or did not follow the company’s personnel or delegate audit to process audit, or threat or harm such auditor (civil and criminal actions may be pursued additionally).	Suspension of work	20,000 each
9-4
Should there is any material damage and loss incurred to the company due to contractor’s negligence, the company will hold a meeting to decide the indemnity measures (the maximum indemnity amount is subject to the calculation of the company).
			Punishment dependent on the circumstances	30,000 each

Others	10-1	Did not use vacuum cleaner when using electric drill, electric saw or conducting any other operations that may produce dust in the clean room.	Improvement and return to work	5,000~10,000
10-2
Operated in the clean room without application; entered the clean room without wearing the identification badge (or using other’s identification badge); left the clean room wearing the clean room dress; used the safety exit without authorization (did not use the entrance/exit gate as regulated).
			Expel from the fab	5,000~10,000
	10-3	Took clean room elevator without permission.	Notice supervisor and control	500~1,000
	10-4	Lost clean room identification badge; did not attach back badge to or did not wash the clean room dress periodically as regulated.	Improvement and return to work	500~1,000
	10-5	Brought non-clean room items into clean room (copy paper, cotton paper, drinks, food, cigarette, betel nuts, …etc.).	Forfeiture or custody	1,000~10,000
	10-6	Did not provide dust-proof or protection measures for the materials in the clean room (no PVC coating on the floor).	Improvement and return to work	5,000~10,000
10-7
Brought mobile phone with camera function and made phone call using the work phone in the clean room in accordance with each fab’s regulation; brought computer without anti-virus tag or portable storage device without permission; turned off the air conditioner without permission.
			Immediate removal from the clean room/ Immediate improvement	1,000~10,000
10-8
Did not wear the clean room dress in accordance with the regulations (make-up/ pulling down the mask, take off the gloves/ clean room shoes); sat on the floor; did not rest on the chair; or did not wash the dirty clean room dress or did not change the clean room dress which had been torn out.
			Improvement and return to work	1,000~5,000
	10-9	Used or brought cutter, electric drill or electric tool with no mark or label without permission in the clean room.	Immediate removal	1,000~5,000
	10-10	Took the company’s articles (tool/spare parts/ materials/ component) or equipments vendor’s articles (tool) or construction vendors’ articles (components/ materials) without permission.	Immediate reinstatement	1,000~3,000
	10-11	Did not enter/exit in accordance with regulations (did not turn around when taking air shower/ did not wash hands/ did not wear net hat and mask).	Expel from the fab and improvement	1,000~5,000
	10-12	Did not put clean room dress and shoes neatly in the locker room or put personal belonging (backpack/ tissues/ boxes…etc.)	Immediate improvement	1,000~5,000
10-13
Must return the alcohol cleaner bottle or vacuum cleaner on time if borrowing; must clean up the acid-alkali vacuum cleaner before returning; if there is any damage or loss, the borrower has to make indemnity to the company with full price.
			Immediate reinstatement/ indemnity with full price	1,000~5,000
	10-14	Fought, quarreled, defecated or urinated on the floor in the framework place.	Expel from the fab	15,000~30,000
	10-15	Did not move in articles in accordance with regulations (did not wipe dry and without examination) or materials with permission to the clean room.	Improvement and return to work	1,000~5,000
	10-16	Stood or walked on the equipment, pipe, or net.	Notice supervisor and control	1,500~5,000
	10-17	Brought non-qualified pipe materials (rusty or too dirty without cleaning) into the clean room.	Immediate removal	5,000~10,000
	10-18	Contractor did not save electricity during working hours (holidays and the nights of weekend) in accordance with regulations.	Review and improvement	500~1.000
	10-19	Destroying airtight surrounding seal protection.	Reinstatement and indemnity	3,000~5,000
	10-20	Took emergency clean room dress in the clean room toilet or rested or slept in the clean room toilet.	Notice supervisor and control	3,000~5,000
	10-21	Violated regulations under the agreements of company’s other units.	Each unit shall dispose in accordance with penalty clauses under such agreements	Each unit shall dispose in accordance with penalty clauses under such agreements

Remarks:

1.	These penalty clauses are applicable to all those who have a direct or indirect contractor relationship with this company.

2.	Rights of audit and report may be exercised by CMO’s each unit . “Contractor’s penalty / penalty amount sheet (FMU316)”

3.	Each incident of violation is in principle limited to one penalty per day, with the exception of special or severe violations upon notice.

4.	The penalty for involved personnel or equipment is to be based upon the actual number of violations.

5.	Unless otherwise specified, all rectification of faults should all be completed before the next work period. If faults are not rectified, work may not resume.

6.
Depending on the severity of the situation, the labor safety department may call for a meeting to decide how repeat offenders (multiple occurrences of the same violation or having been repeatedly penalized) will be dealt with.  Measures include doubling of penalties, dismissal of offending personnel, contractor’s signing of guarantee, offending personnel barred from working in the plant, termination of contractor status, and notification to relevant units that the contractor is prohibited from tendering.

7.	Unless plead conditions are satisfied, the basic penalty amount shall not be adjusted.

NO: FM-U0206-Ver.05